Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS 13% SALES INCREASE FOR THIRD QUARTER

Retail Segment Doubles Operating Income

MONROE, Mich., February 19, 2019—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2019 third quarter ended January 26, 2019.

Third quarter highlights:

•                  Consolidated sales increased 13.0% to $467.6 million

•                  Solid core business growth plus sales from recent acquisitions

•                  Delivered same-store sales for the company-owned retail segment increased 6.7%

•                  Consolidated operating income:

•                  GAAP: $40.8 million versus $33.1 million

•                  Non-GAAP: $42.2 million versus $32.6 million*

•                  Consolidated operating margin:

•                  GAAP: 8.7% versus 8.0%

•                  Non-GAAP: 9.0% versus 7.9%*

•                  Net income attributable to La-Z-Boy Incorporated per share (“EPS”):

•                  GAAP: $0.61 per diluted share versus $0.25 per diluted share

•                  Non-GAAP: $0.63 per diluted share versus $0.25 per diluted share*

•                  EPS amounts for the fiscal 2019 third quarter include a one-time $0.07 per share benefit for a redesign of employee benefits programs made in the quarter

•                  EPS amounts for the fiscal 2018 third quarter include a $0.20 per share net charge related to tax reform, and a $0.06 per share charge for a legal settlement

•                  Cash generated from operating activities increased 13.5% to $45.4 million

*Non-GAAP amounts for the third quarter of fiscal 2019 exclude pre-tax purchase accounting charges totaling $1.5 million, or $0.02 per diluted share, with $1.3 million included in operating income and $0.2 million included in interest expense. Non-GAAP amounts for the third quarter of fiscal 2018 include a $0.5 million pre-tax benefit from purchase accounting, all included in operating income, which did not impact EPS for the period.  Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” for detailed information on calculating Non-GAAP measures used in this press release and a reconciliation to the applicable GAAP measure.

Consolidated sales in the third quarter of fiscal 2019 increased 13.0% over the prior year to $467.6 million, reflecting solid growth in all operating segments and sales from the acquisitions of Joybird and

10 La-Z-Boy Furniture Galleries® stores. Consolidated GAAP operating margin was 8.7% versus 8.0% in the prior-year quarter. Excluding purchase accounting charges, Non-GAAP operating margin was 9.0% in the third quarter of the current year versus 7.9% in the third quarter of last year. The fiscal 2019 third quarter included a gain of 90 basis points from changes to employee benefits, including a one-time gain from changes to employee vacation policies, and incentive compensation costs that were 120 basis points higher than the prior year.  Last year’s third quarter included a 100 basis point charge for a legal settlement.

Sales in the company’s Upholstery segment increased 4.2% to $334.4 million and GAAP operating margin was 10.3% compared with 9.9% in last year’s third quarter. Non-GAAP Upholstery operating margin was 10.3% in the current-year quarter versus 9.7% in last year’s third quarter. Sales performance was driven by improvements in price and mix, including innovative products with a compelling value proposition. In the Casegoods segment, sales increased 3.1% to $28.1 million in the third quarter of fiscal 2019 and GAAP operating margin increased to 11.9% from 10.3% in the prior-year period, reflecting continued success in the marketplace with stylish collections that appeal to today’s consumer, and increased floor space with retail partners.

Sales in the Retail segment increased 26.7% to $159.4 million in the third quarter of fiscal 2019 reflecting strong results for the base stores as well as $24.2 million of sales from recent acquisitions.  On the core base of 142 stores included in last year’s third quarter, delivered same-store sales increased 6.7%. GAAP operating margin for the Retail segment improved to 8.9% from 5.6% in last year’s third quarter, and Non-GAAP operating margin was 9.1% in the current-year quarter compared with 5.7% in last year’s third quarter. Driven by robust delivered same-store sales and a higher average ticket, as well as the recently acquired Arizona stores, operating income doubled.  On a GAAP basis, operating profit for the fiscal 2019 third quarter was $14.2 million versus $7.1 million in last year’s comparable quarter, and Non-GAAP operating profit was $14.6 million versus $7.2 million in the prior-year period.

GAAP EPS for the fiscal 2019 third quarter was $0.61 per diluted share versus $0.25 per diluted share in the prior-year period. Non-GAAP EPS was $0.63 per diluted share in the current-year quarter, up from $0.25 per diluted share in the comparable fiscal 2018 third quarter. EPS for the fiscal 2019 third quarter included higher incentive compensation costs of $0.10 per share versus last year partially offset by a one-time $0.07 per share benefit for a redesign of employee benefits. The prior-year EPS included a $0.20 per share net charge related to tax reform and a $0.06 per share charge related to a legal settlement.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “La-Z-Boy delivered solid results for the quarter, with sales and operating margin increases posted across the business and strong operating cash generation.  We are particularly pleased with the performance of the company-owned Retail segment which doubled its operating income in the quarter versus last year.  Within the stores, our retail team is professionally executing our strategies while consumers are responding positively to our product and service offering. These efforts led to the base stores performing at a high level in what is typically our largest quarter for Retail, while the recently acquired Arizona stores also delivered very strong results.  Additionally, we remain excited by the potential of Joybird which continues to exhibit fast-paced growth.  Overall, our business, in its entirety, exhibited momentum and our team continues to be focused on driving profitable sales growth across the enterprise.”

Acquisitions

During the fiscal 2019 second quarter the company closed on the acquisition of Joybird and 10 La-Z-Boy Furniture Galleries® stores — nine in Arizona and one in North Dartmouth, Massachusetts.

During the third quarter the company recorded $1.5 million of purchase accounting charges, with $1.3 million of these charges related to the Joybird acquisition, including $1.1 million in operating income which is reported as part of Corporate & Other and $0.2 million in interest expense, and approximately $0.4 million related to the Arizona and North Dartmouth acquisitions, which are reported as part of the company’s Retail segment. Offsetting the purchase accounting charges for the fiscal 2019 third quarter was a $0.2 million benefit related to prior acquisitions.  In last year’s third quarter, the company had a purchase accounting benefit of $0.5 million which related to previous acquisitions. These items are treated as Non-GAAP adjustments and are discussed further at the end of this press release under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Joybird and the acquired La-Z-Boy Furniture Galleries® stores in Arizona and North Dartmouth are key strategic acquisitions for the company and are intended to drive long-term growth and profitability. On a Non-GAAP basis, these combined entities are expected to be slightly accretive to profit by the end of fiscal 2019. The company expects purchase accounting charges to be approximately $0.11 to $0.12 per diluted share for the full fiscal 2019 year.

Balance Sheet and Cash Flow

During the quarter, the company generated $45.4 million in cash from operating activities. La-Z-Boy ended the quarter with $101.6 million in cash and cash equivalents, $32.2 million in investments to enhance returns on cash, and $2.0 million in restricted cash. The company invested $8.8 million in the business through capital expenditures in the third quarter, and spent $6.1 million on dividends to shareholders. Additionally, the company used $5.1 million purchasing 0.2 million shares of stock in the open market under its existing authorized share purchase program, leaving 6.1 million shares of purchase availability in the program. La-Z-Boy repaid $15 million of borrowings under its revolving line of credit during the third quarter, leaving $20 million outstanding as of the end of January 2019. The credit line borrowings were used to fund a portion of the acquisition payments made during the second quarter.

Outlook

Darrow concluded, “I am optimistic about the future for La-Z-Boy as we continue to align our product offerings, go-to-market strategies, and investments with the changing marketplace.  Our portfolio of brands is well positioned to capture growing consumer segments and is supported by a vast distribution network and a world-class global supply chain.  Additionally, our strong balance sheet will enable us to continue to make strategic investments to grow the company and provide returns to shareholders.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, February 20, 2019, at 8:30 a.m. eastern time. The toll-free dial-in number is 866.682.6100; international callers may use 862.298.0702.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Replay Passcode: 42564. The webcast replay will be available for one year.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) changes in the stock market impacting our profitability and our effective tax rate; (i) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (j) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment or trade policies, including new or increased duties, tariffs, retaliatory tariffs, trade limitations and termination or renegotiation of the North American Free Trade Agreement; (k) adoption of new accounting principles; (l) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure, transport or import, or material increases to the cost of transporting or importing, fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures and our ability to recover from a system failure; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) unusual or significant litigation; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) the ability to increase volume through our e-commerce initiatives; (u) the impact of potential goodwill or intangible asset impairments; and (v) those matters discussed in Item 1A of our fiscal 2018 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew®, Hammary®, and Kincaid®. The company-owned Retail segment includes 155 of the 352 La-Z-Boy Furniture Galleries® stores.  Joybird is an e-commerce retailer and manufacturer of upholstered furniture.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 352 stand-alone La-Z-Boy Furniture Galleries® stores and 541 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income, Non-GAAP operating margin, Non-GAAP income before income taxes, Non-GAAP net income attributable to La-Z-Boy Incorporated and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, each of which excludes purchase accounting charges. These purchase accounting charges include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, amortization of employee retention agreements, fair value adjustments of future cash payments recorded as interest expense, and adjustments to the fair value of contingent consideration. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures excluding purchase accounting charges will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management uses these Non-GAAP measures to assess the company’s operating and financial performance, and excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of these charges facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. Where applicable, the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.